As filed with the Securities and Exchange Commission on September 6, 2016

Registration No. 333-121676

Registration No. 333-133883

Registration No. 333-210984

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-121676)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-133883)

Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-210984)

Under

THE SECURITIES ACT OF 1933

ARM Holdings plc

(Exact name of registrant as specified in its charter)

England	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

110 Fulbourn Road

Cambridge CB1 9NJ, England

(Address of Principal Executive Offices)

ARM Holdings plc Employee Equity Plan (as adopted on April 25, 2006)

ARM Holdings plc Employee Equity Plan (as adopted on April 28, 2016)

ARM Holdings plc Deferred Annual Bonus Plan

ARM Holdings plc Employee Stock Purchase Plan

ARM Holdings plc U.S. Employee Stock Purchase Plan

ARM Holdings plc Sharematch Plan

Artisan Components, Inc. 2003 Stock Plan

Artisan Components, Inc. 2000 Supplemental Stock Option Plan

Artisan Components, Inc. 1997 Director Option Plan, as amended

Artisan Components, Inc. 1993 Stock Option Plan, as amended

Nurlogic Executive Plan

Nurlogic 2000 Stock Incentive Plan

Nurlogic 1997 Stock Incentive Plan

(Full Title of Plans)

ARM, Inc.

150 Rose Orchard Way

San Jose, CA 95131-1308

(408) 576-1500

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jean McLoughlin

Davis Polk & Wardwell

450 Lexington Avenue

New York, New York 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

ARM Holdings plc (the “Company”) is filing these Post-Effective Amendments to its Registration Statements on Form S-8 to remove from registration the remaining portion of deferred compensation obligations under the terms of the ARM Holdings plc Deferred Annual Bonus Plan (“Deferred Compensation Obligations”) and the unsold shares of the Company’s Ordinary Shares, par value 0.05 p per share (“Ordinary Shares”), issuable by the Company under the terms of the ARM Holdings plc Employee Equity Plan (as adopted on April 25, 2006), the ARM Holdings plc Employee Equity Plan (as adopted on April 28, 2016), the ARM Holdings plc Deferred Annual Bonus Plan, the ARM Holdings plc Employee Stock Purchase Plan, the ARM Holdings plc U.S. Employee Stock Purchase Plan, the ARM Holdings plc Sharematch Plan, the Artisan Components, Inc. 2003 Stock Plan, the Artisan Components, Inc. 2000 Supplemental Stock Option Plan, the Artisan Components, Inc. 1997 Director Option Plan, as amended, the Artisan Components, Inc. 1993 Stock Option Plan, as amended, the Nurlogic Executive Plan, the Nurlogic 2000 Stock Incentive Plan and the Nurlogic 1997 Stock Incentive Plan, previously registered by the Company pursuant to the following registration statements:

•	Registration Statement on Form S-8 (File No. 333-121676), filed with the Securities and Exchange Commission (the “SEC”) on December 28, 2004, registering 90,397,398 Ordinary Shares;

•	Registration Statement on Form S-8 (File No. 333-133883), filed with the SEC on May 8, 2006, registering 70,000,000 Ordinary Shares; and

•	Registration Statement on Form S-8 (File No. 333-210984), filed with the SEC on April 28, 2016, registering 30,000,000 Ordinary Shares (collectively, the “Registration Statements”).

On September 5, 2016 the Company was acquired by SoftBank Group Corp., a Japan corporation (“Acquirer”). As a result, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements.

In accordance with an undertaking made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any Deferred Compensation Obligations or any Ordinary Shares which remain unsold at the termination of the offering, the Company hereby removes from registration all securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing these Post-Effective Amendments to the Registration Statements on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, England, on this 6th day of September, 2016.

ARM HOLDINGS PLC

By:	/s/ Chris Kennedy
Name:	Chris Kennedy
Title:	Chief Financial Officer

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.